Exhibit 99.1

              Revlon Reports Third Quarter 2007 Results

   Increases in Net Sales and Continued Benefits from Restructuring
            Actions Positively Impact Third Quarter Results

       Full Year Adjusted EBITDA Expected to Exceed $210 Million

                    Strong 2008 New Product Lineup

    NEW YORK--(BUSINESS WIRE)--Nov. 6, 2007--Revlon, Inc. (NYSE: REV) today announced results for the third quarter and nine months ended September 30, 2007.

    Third quarter 2007 financial highlights compared to the same period last year:

    --  Net sales increased to $339.7 million from $305.9 million.

    -- Operating income increased to $20.7 million, compared to an operating loss of $57.2 million.

    -- Net loss was $10.4 million, or $0.02 per diluted share, compared to a net loss of $100.5 million, or $0.24 per diluted share.

    -- Adjusted EBITDA(1) increased to $43.9 million, compared to an Adjusted EBITDA loss of $25.1 million.

    -- Vital Radiance, executive severance and restructuring expenses affected comparability of the 2007 over 2006 period. In the third quarter 2006, these items collectively reduced net sales by approximately $15 million, reduced operating profitability by approximately $72 million and reduced Adjusted EBITDA by approximately $64 million. The third quarter of 2007 included restructuring expenses of $0.5 million.

    Commenting on today's announcement, Revlon President and Chief Executive Officer, David Kennedy, said, "Our performance in the third quarter was driven by a combination of increased net sales, continued benefits from the restructuring actions we took in 2006 and early in 2007 and ongoing control of our costs. Based on our performance in the third quarter and our outlook for the remainder of the year, full year adjusted EBITDA is expected to exceed our previous forecast of $210 million."

                         Third Quarter Results

    Net sales in the third quarter of 2007 increased 11.0% to $339.7 million, compared to net sales of $305.9 million in the third quarter of 2006. Excluding the impact of foreign currency fluctuations, net sales in the third quarter increased 8.6% versus year-ago. Third quarter 2006 net sales were reduced by approximately $15 million from Vital Radiance.

    In the United States, net sales in the third quarter of 2007 increased 19.7% to $190.9 million, compared with net sales of $159.5 million in the third quarter of 2006. Third quarter 2006 net sales were reduced by approximately $15 million from Vital Radiance. Excluding the impact of Vital Radiance, the increase in net sales was driven by an improvement in sales returns (primarily due to higher accrued returns in the third quarter 2006 related to a national promotional program) and higher shipments in beauty care products (primarily from women's hair color), partially offset by lower shipments of Revlon and Almay color cosmetics.

    In the Company's international operations, net sales in the third quarter of 2007 increased 1.6% to $148.8 million, compared to net sales of $146.4 million in the third quarter of 2006. Excluding the impact of foreign currency fluctuations, net sales in the third quarter of 2007 declined 3.4% compared to the same period last year. These results reflected lower net sales in the Europe region, particularly in Canada, partially offset by increases in net sales in the Asia Pacific region. Net sales in the Latin America region were unchanged compared to the same period last year. Third quarter 2006 net sales in Canada were positively impacted by the restage of Almay color cosmetics. In the third quarter of 2007, international operating profits and margins continued to improve compared to the same period last year.

    Operating income was $20.7 million in the third quarter of 2007, versus an operating loss of $57.2 million in the third quarter of 2006. Net loss in the third quarter of 2007 was $10.4 million, or $0.02 per diluted share, compared with a net loss of $100.5 million, or $0.24 per diluted share, in the third quarter of 2006. Adjusted EBITDA in the third quarter of 2007 was $43.9 million, compared to an Adjusted EBITDA loss of $25.1 million in the same period last year. In the third quarter 2006, Vital Radiance, executive severance and restructuring expenses reduced the Company's operating profitability by $72 million and Adjusted EBITDA by approximately $64 million. The third quarter of 2007 included restructuring expenses of $0.5 million. Excluding the impact of these items, the improvements in operating income, net loss and Adjusted EBITDA were driven by net sales increases, continued benefits from restructuring actions and ongoing cost controls.

    Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.

                          Nine Months Results

    Net sales in the first nine months of 2007 advanced 6.8% to $1,017.5 million, compared to net sales of $952.5 million in the first nine months of 2006. Excluding the impact of foreign currency fluctuations, net sales in the first nine months increased 5.5% versus year-ago. Net sales in the first nine months of 2006 were reduced by approximately $15 million from Vital Radiance.

    In the United States, net sales in the first nine months of 2007 increased 9.4% to $588.4 million compared with net sales of $537.8 million in the first nine months of 2006. Net sales in the United States in the first nine months of 2006 were reduced by approximately $15 million from Vital Radiance. Excluding the impact of Vital Radiance, the increase in net sales was driven by higher shipments in beauty care products (primarily women's hair color) and Almay color cosmetics and an improvement in sales returns (primarily due to higher accrued returns in the third quarter 2006 related to a national promotional program), partially offset by lower shipments of Revlon color cosmetics.

    In the Company's international operations, net sales in the first nine months of 2007 increased 3.5% to $429.1 million, compared with net sales of $414.7 million in the first nine months of 2006. Excluding the impact of foreign currency fluctuations, international net sales in the first nine months of 2007 advanced 0.5% versus year-ago. These results reflected net sales increases in the Asia Pacific and Latin America regions, offset by lower net sales in the Europe region, particularly in Canada. Net sales in the first nine months of 2006 in Canada were positively impacted by the restage of Almay and certain promotional programs in color cosmetics. In the first nine months of 2007, international operating profits and margins continued to improve compared to the same period last year.

    Operating income was $40.6 million in the first nine months of 2007, versus an operating loss of $120.3 million in the first nine months of 2006. Net loss in the first nine months of 2007 was $56.9 million, or $0.11 per diluted share, compared with a net loss of $245.8 million, or $0.59 per diluted share in the first nine months of 2006. Adjusted EBITDA in the first nine months of 2007 was $118.2 million, compared to an Adjusted EBITDA loss of $30.0 million in the same period last year. In the first nine months of 2006, Vital Radiance, executive severance and restructuring expenses reduced the Company's operating profitability by $124 million and Adjusted EBITDA by approximately $113 million. Results for the first nine months of 2007 included restructuring expenses of $6.9 million. Excluding the impact of these items, the improvements in operating income, net loss and Adjusted EBITDA were driven by net sales increases, continued benefits from restructuring actions and ongoing cost controls.

    Cash flow used for operating activities in the first nine months of 2007 was $47.6 million, compared with cash flow used for operating activities of $124.8 million in the first nine months of 2006. This improvement was primarily due to a lower net loss and decreased permanent display spending, partially offset by changes in net working capital.

                     U.S. Market Share Results(2)

    In terms of U.S. market share performance, according to ACNielsen, the color cosmetics category increased 0.7% in the third quarter 2007 compared to the same period last year. U.S. mass-market share for the Revlon, Almay and Vital Radiance (which was discontinued in September
2006) color cosmetics brands, and for women's hair color, anti-perspirants and deodorants, and beauty tools for the third quarter of 2007 are summarized in the table below:



                                                      $Share %
                                              ------------------------
                                                               Point
                                              Q3 2007 Q3 2006  Change
                                              ------- ------- --------

Total Company Color Cosmetics                    19.0    22.1     -3.1
  Revlon Brand                                   13.1    14.5     -1.4
  Almay Brand                                     5.8     6.2     -0.4
  Vital Radiance Brand                            0.0     1.3     -1.3
Total Company Women's Hair Color                 11.8     9.4      2.4
Total Company Anti-perspirants / deodorants       5.7     6.1     -0.4
Revlon Beauty Tools                              23.9    26.4     -2.5


    Commenting on the Company's market share results, Mr. Kennedy said, "In the third quarter 2007, Revlon color cosmetics market share declined year-over-year, which reflected a decrease in market share by products launched in prior years, offset, in part, by positive performance from new products launched in the second half of 2006 and in 2007. On a sequential basis, since the fourth quarter 2006, the Revlon brand has maintained an approximate 13% dollar share."

    Mr. Kennedy continued, "In the third quarter 2007, Revlon's positive performance in the eye category was more than offset by declines in the face, lip and nail categories. Revlon's positive performance in the eye category was driven by the Limited Edition Eye Collection, Luxurious Color Eyeliner and 3D Extreme Mascara, which were all launched in 2007. In the third quarter 2007, Almay's positive performance in the face category was offset by declines in the lip and eye categories. Almay's positive performance in the face category was driven by the recently launched Smart Shade Makeup, and by its new line extensions, Smart Shade Blush and Bronzer. In the third quarter and first nine months of 2007, we continued to competitively support our existing brands worldwide with increased dollar spending versus last year."

                        2008 New Product Lineup

    Revlon is focused on building and leveraging its strong brands and believes that consistent development and marketing of innovative new products is a key driver for building brand equity and profitable growth. For 2008, the Company will introduce an extensive new product lineup of Revlon and Almay color cosmetics. These product launches include differentiated and unique offerings for the mass channel, innovations in products and packaging, new technologies, exciting styles and extensions within the Revlon and Almay power franchises. The Company intends to continue its strategy of supporting new products with advertising and promotions, at competitive levels, using its talented spokesmodels.

    First half 2008 Revlon color cosmetics introductions:

    -- ColorStay Minerals - the first-ever longwearing minerals collection in the mass-market. The ColorStay Minerals collection includes foundation as well as baked blush, bronzer and eye shadow. These products contain a unique skin-nourishing mineral complex that is combined with Revlon's patented and longstanding ColorStay longwear technology.

    -- Custom Creations Foundation - a first-to-market foundation packaged in an innovative bottle that delivers five different custom shades at the turn of a dial.

    -- Limited Edition Collection - exciting new cross-category introductions in face, eye and lip. Revlon continues to set the trends in color cosmetics with its 2008 Limited Edition Collection that focuses on self-expression and freedom of experimentation.

    First half 2008 Almay color cosmetics introductions:

    -- TLC (Truly Lasting Color) Foundation - the first mass-market healthy beauty longwear makeup that incorporates skincare benefits.

    -- Intense i-Color Play Up Collection - a relaunch of the highly successful Intense i-Color Collection with new Play Up shadows, liners and mascara with a molded brush. These products are expertly coordinated to intensify natural eye color.

    -- Almay Makeup Remover - an enhanced formula and an improved package for the already successful makeup remover. The product contains a botanical blend of ingredients to condition skin.

    In the second half of 2008, the Company will offer additional and significant new products and innovations within the Revlon and Almay portfolios.

                           Company Strategy

    In conclusion, Mr. Kennedy said, "We continue to execute our business strategy.



(1) Building and leveraging our strong brands - throughout 2007 we launched several exciting new products in our core brands and are supporting these launches at competitive levels. As noted, we believe we have an exciting and strong 2008 new product lineup;
(2) Improving the execution of our strategies and plans, and providing for continued improvement in our organizational capability through enabling and developing our employees - effective October 1, 2007, we established a U.S. region and appointed Chris Elshaw as General Manager to run this significant part of our business. This organizational change is providing the focus and continued clear accountability to grow the U.S. business profitably. Prior to his new role, Chris successfully grew our business in Europe and Canada for the past five years as Managing Director of our Europe region;
(3) Continuing to strengthen our international business - we continue to strengthen our international business by leveraging our U.S.- based Revlon brand marketing, as well as our strong regional brands. In third quarter and first nine months of 2007, international operating profits and margins continued to improve compared to the same periods last year;
(4) Improving our operating profit margins and cash flow - we are focusing on sales growth and expect continuing, sustainable benefits from our restructuring actions and ongoing cost controls; and
(5) Improving our capital structure - In September 2007, we entered into a $150 million two-year floating-to-fixed interest rate swap transaction related to indebtedness under our term loan in order to reduce our exposure to interest rate volatility. We plan to refinance the remaining balance of our 8 5/8% senior subordinated notes in the fourth quarter of 2007."


    Conference Call

    The Company will host a conference call with members of the investment community on November 6, 2007 at 9:30 AM EST to discuss the results of the third quarter. Access to the call is available to the public at www.revloninc.com.

    About Revlon

    Revlon is a worldwide cosmetics, skincare, fragrances, beauty tools, hair color, anti-perspirants/deodorants and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R) and Mitchum(R).

                      Footnotes to Press Release

    (1)Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

    The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --



(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.


    The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

    (2)All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers, as well as prestige, department stores, door-to-door, internet, television shopping, specialty stores, perfumeries and other outlets, all of which are channels for cosmetics sales. This data represents approximately two-thirds of the Company's U.S. mass-market dollar volume. Such data represent ACNielsen's estimates based upon data gathered by ACNielsen from market samples and are therefore subject to some degree of variance and may contain slight rounding differences.

                      Forward-Looking Statements

    Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's beliefs, expectations and/or plans: (i) concerning our future growth, profitability, cash flow and financial performance, including that our 2007 full year Adjusted EBITDA is expected to exceed our previous forecast of $210 million; (ii) concerning the launch of new products, including that consistent development and marketing of innovative new products is a key driver for building brand equity and profitable growth, that for 2008 we will introduce an extensive new product lineup for Revlon and Almay color cosmetics, including differentiated and unique offerings for the mass channel, innovations in products and packaging, new technologies, exciting styles and extensions within the Revlon and Almay power franchises and our intentions to continue our strategy of supporting new products with advertising and promotions, at competitive levels, using our talented spokesmodels and that in the second half of 2008, we will offer additional and significant new products and innovations within the Revlon and Almay portfolios; and (iii) to continue to execute our business strategy, including by (a) building and leveraging our strong brands, including having an exciting and strong 2008 new product lineup; (b) improving the execution of our strategies and plans and providing for continued improvement in our organizational capability through enabling and developing our employees, including that our U.S. region organizational change will provide focus and continue the clear accountability to grow our U.S. business profitably; (c) continuing to strengthen our international business, including by leveraging our U.S.-based Revlon brand marketing, as well as our strong regional brands; (d) improving our operating profit margins and cash flow, including our focusing on sales growth and continuing, sustainable benefits from our restructuring actions and ongoing cost controls; and
(e) improving our capital structure, including our expectation that the interest rate swap transaction will reduce our exposure to interest rate volatility and our plans to refinance the remaining balance of our upcoming 8 5/8% senior subordinated notes in the fourth quarter of 2007.

    Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including our 2006 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with the SEC during 2007 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including difficulties, delays, unanticipated costs or our inability: (i) to achieve our future growth, profitability, cash flow and financial performance objectives, including less than anticipated growth, or a decrease, in Adjusted EBITDA, including, without limitation, 2007 Adjusted EBITDA not exceeding, or being less than, $210 million, such as due to lower than anticipated revenues, less than anticipated shipments, more than anticipated returns and/or higher than expected expenses, as well as actions by our retail customers impacting our financial performance, including in response to decreased consumer spending in response to weak economic conditions or weakness in the category or retailer inventory management, changes in consumer preferences, such as reduced consumer demand for our products, changes in consumer purchasing habits, including with respect to shopping channels, changes in the competitive environment and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and/or marketing and promotional successes; (ii) develop and launch new products as a key driver for building brand equity and growth, such as due to less than effective new product development or less than expected acceptance of our new products by consumers and/or retail customers and/or less than expected levels of support for our new product launches; and/or (iii) to continue to execute on our business strategy, such as (a) less than expected growth of our strong brands, such as due to less than expected acceptance of our new or existing products under these brands by consumers and/or retail customers; (b) difficulties, delays or the inability to improve the execution of our strategies and plans and/or organizational capability through enabling and developing our employees, including less than expected benefits from our U.S. region organizational changes, such as the inability to grow our U.S. business, or less than expected growth; (c) our inability to continue to strengthen our international business, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands; (d) our inability to improve our operating profit margins and cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our restructuring actions and/or ongoing cost controls; and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure, including in connection with refinancing the remaining balance of our 8 5/8% Senior Subordinated Notes, in whole or in part, in the fourth quarter of 2007 or less than anticipated benefits from our interest rate swap transaction. Factors other than those listed above could also cause the Company's results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced herein shall not be incorporated by reference into this release.



                    REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)


                                              Three Months Ended
                                                September 30,
                                          --------------------------
                                              2007          2006
                                          ------------  ------------
                                                 (Unaudited)
Net sales                                $      339.7         305.9
Cost of sales                                   124.3         148.9
                                          ------------  ------------
  Gross profit                                  215.4         157.0
Selling, general and administrative
 expenses                                       194.2         200.4
Restructuring costs and other, net                0.5          13.8
                                          ------------  ------------

  Operating income (loss)                        20.7         (57.2)
                                          ------------  ------------

Other expenses (income):
  Interest expense                               34.5          38.3
  Interest income                                (0.2)         (0.2)
  Amortization of debt issuance costs             1.0           2.0
  Foreign currency losses (gains), net           (3.9)         (0.2)
  Loss on early extinguishment of debt              -             -
  Miscellaneous, net                             (1.3)          0.1
                                          ------------  ------------
   Other expenses, net                           30.1          40.0
                                          ------------  ------------

Loss before income taxes                         (9.4)        (97.2)

Provision for income taxes                        1.0           3.3
                                          ------------  ------------

Net loss                                 $      (10.4) $     (100.5)
                                          ============  ============


Basic and diluted net loss per common
 share                                   $      (0.02) $      (0.24)
                                          ============  ============

Weighted average number of common shares
 outstanding:
  Basic and diluted                       510,488,380   425,405,089
                                          ============  ============


                                                Nine Months Ended
                                                  September 30,
                                            --------------------------
                                                2007          2006
                                            ------------  ------------

Net sales                                  $    1,017.5         952.5
Cost of sales                                     378.3         404.2
                                            ------------  ------------
  Gross profit                                    639.2         548.3
Selling, general and administrative
 expenses                                         591.7         645.3
Restructuring costs and other, net                  6.9          23.3
                                            ------------  ------------

  Operating income (loss)                          40.6        (120.3)
                                            ------------  ------------

Other expenses (income):
  Interest expense                                101.9         109.4
  Interest income                                  (1.7)         (1.0)
  Amortization of debt issuance costs               2.3           5.6
  Foreign currency losses (gains), net             (4.4)         (1.4)
  Loss on early extinguishment of debt              0.1           0.4
  Miscellaneous, net                               (2.3)          0.5
                                            ------------  ------------
   Other expenses, net                             95.9         113.5
                                            ------------  ------------

Loss before income taxes                          (55.3)       (233.8)

Provision for income taxes                          1.6          12.0
                                            ------------  ------------

                                            ------------  ------------
Net loss                                   $      (56.9) $     (245.8)
                                            ============  ============


Basic and diluted net loss per common
 share                                     $      (0.11) $      (0.59)
                                            ============  ============

Weighted average number of common shares
 outstanding:
  Basic and diluted                         502,191,060   413,670,178
                                            ============  ============





                    REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED BALANCE SHEETS
                        (dollars in millions)

                                                 September   December
                                                     30,        31,
                          ASSETS                   2007        2006
                                                -----------  ---------
                                                (Unaudited)
Current assets:
 Cash and cash equivalents                     $      29.9  $    35.4
 Trade receivables, net                              178.6      207.8
 Inventories                                         194.1      186.5
 Prepaid expenses and other                           54.0       58.3
                                                -----------  ---------
       Total current assets                          456.6      488.0
Property, plant and equipment, net                   111.4      115.3
Other assets                                         128.2      142.4
Goodwill, net                                        186.2      186.2
                                                -----------  ---------
       Total assets                            $     882.4  $   931.9
                                                ===========  =========

   LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
 Short-term borrowings                         $       3.1  $     9.6
 Current portion of long-term debt                   171.8          -
 Accounts payable                                    101.2       95.1
 Accrued expenses and other                          248.8      272.5
                                                -----------  ---------
       Total current liabilities                     524.9      377.2
Long-term debt                                     1,290.5    1,501.8
Long-term pension and other post-retirement
 plan liabilities                                    140.2      175.7
Other long-term liabilities                           75.9      107.0
Total stockholders' deficiency                    (1,149.1)  (1,229.8)
                                                -----------  ---------
       Total liabilities and stockholders'
        deficiency                             $     882.4  $   931.9
                                                ===========  =========




                    REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                        (dollars in millions)

                                                        Three Months
                                                            Ended
                                                        September 30,
                                                       ---------------
                                                        2007    2006
                                                       ------  -------
                                                         (Unaudited)
Reconciliation to net loss:
----------------------------------------------------

Net loss                                              $(10.4) $(100.5)

Interest expense, net                                   34.3     38.1
Amortization of debt issuance costs                      1.0      2.0
Foreign currency losses (gains), net                    (3.9)    (0.2)
Loss on early extinguishment of debt                       -        -
Miscellaneous, net                                      (1.3)     0.1
Provision for income taxes                               1.0      3.3
Depreciation and amortization                           23.2     32.1

                                                       ------  -------
Adjusted EBITDA                                       $ 43.9  $ (25.1)
                                                       ======  =======



                                                        Nine Months
                                                            Ended
                                                        September 30,
                                                       ---------------
                                                        2007    2006
                                                       ------  -------
                                                         (Unaudited)
Reconciliation to net loss:
----------------------------------------------------

Net loss                                              $(56.9) $(245.8)

Interest expense, net                                  100.2    108.4
Amortization of debt issuance costs                      2.3      5.6
Foreign currency losses (gains), net                    (4.4)    (1.4)
Loss on early extinguishment of debt                     0.1      0.4
Miscellaneous, net                                      (2.3)     0.5
Provision for income taxes                               1.6     12.0
Depreciation and amortization                           77.6     90.3

                                                       ------  -------
Adjusted EBITDA                                       $118.2  $ (30.0)
                                                       ======  =======

    CONTACT: Investor Relations & Media:
             Revlon, Inc.
             Abbe F. Goldstein, CFA, 212-527-6465